SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 11)

                          SPS Technologies, Inc.
       ____________________________________________________________
                             (Name of Issuer)

                  Common Stock, Par Value $1.00 Per Share
       ____________________________________________________________
                      (Title of Class and Securities)

                                784626 10 3
        ___________________________________________________________
                   (CUSIP Number of Class of Securities)

                               John F. Keane
                         Tinicum Enterprises, Inc.
                            990 Stewart Avenue
                       Garden City, New York  11530
                              (516) 222-2874
       _____________________________________________________________
         (Name, Address and Telephone Number of Person Authorized
                  to Receive Notices and Communications)

                                 Copy to:

                           Paul T. Schnell, Esq.
                   Skadden, Arps, Slate, Meagher & Flom
                             919 Third Avenue
                         New York, New York  10022
                              (212) 735-3000

                              March 21, 1995
       ____________________________________________________________
                       (Date of Event which Requires
                         Filing of this Statement)

        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition which is the subject of this Statement because of Rule d-1(b)(3) or
        (4), check the following box: ( )

        Check the following box if a fee is being paid with this
        Statement:                    ( )


                               SCHEDULE 13D

   CUSIP No. 784626 10 3
   _________________________________________________________________
   (1)  NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        TINICUM INVESTORS                     13-3800339
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        WC, BK
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) ( )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      629,339
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY                       0
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        629,339
           WITH                  ___________________________________
                                   (10) SHARED DISPOSITIVE POWER
                                        0
   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        629,339
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        11.2%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        PN
   _________________________________________________________________


                               SCHEDULE 13D

   CUSIP No. 784626 10 3
   _________________________________________________________________
   (1)  NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        DERALD H. RUTTENBERG               ###-##-####
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        PF, BK
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) ( )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      15,906
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY                       0
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        15,906
           WITH                  ___________________________________
                                   (10) SHARED DISPOSITIVE POWER
                                        0
   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        15,906
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.3%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        IN
   _________________________________________________________________


                               SCHEDULE 13D

   CUSIP No. 784626 10 3
   _________________________________________________________________
   (1)  NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        ERIC M. RUTTENBERG                 ###-##-####
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        PF, BK
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) ( )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      18,316
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY                       0
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        18,316
           WITH                  ___________________________________
                                   (10) SHARED DISPOSITIVE POWER
                                        0
   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        18,316
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.3%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        IN
   _________________________________________________________________


                               SCHEDULE 13D

   CUSIP No. 784626 10 3
   _________________________________________________________________
   (1)  NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        JOHN C. RUTTENBERG                 ###-##-####
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        PF, BK
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) ( )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      15,906
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY                       0
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        15,906
           WITH                  ___________________________________
                                   (10) SHARED DISPOSITIVE POWER
                                        0
   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        15,906
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.3%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        IN
   _________________________________________________________________


                               SCHEDULE 13D

   CUSIP No. 784626 10 3
   _________________________________________________________________
   (1)  NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        KATHERINE T. RUTTENBERG             ###-##-####
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        PF, BK
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) ( )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      15,906
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY                       0
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        15,906
           WITH                  ___________________________________
                                   (10) SHARED DISPOSITIVE POWER
                                        0
   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        15,906
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.3%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        IN
   _________________________________________________________________


                               SCHEDULE 13D

   CUSIP No. 784626 10 3
   _________________________________________________________________
   (1)  NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        HATTIE RUTTENBERG                  ###-##-####
   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*
        PF, BK
   _________________________________________________________________
   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) ( )

   __________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
   _________________________________________________________________
                                   (7)  SOLE VOTING POWER
         NUMBER OF                      15,906
          SHARES                 ___________________________________
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY                       0
           EACH                  ___________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON                        15,906
           WITH                  ___________________________________
                                   (10) SHARED DISPOSITIVE POWER
                                        0
   _________________________________________________________________
   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        15,906
   _________________________________________________________________
   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.3%
   _________________________________________________________________
   (14) TYPE OF REPORTING PERSON*
        IN
   _________________________________________________________________


                  This statement amends and supplements the State-ment on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") by Tinicum Enterprises, Inc., a Delaware corporation, Tinicum Investors, a Delaware partnership, RUTCO Incorporated, a Delaware corporation, RIT Capital Partners plc, a United Kingdom corporation, J. Rothschild Capital Management Limit-ed, a United Kingdom corporation, St. James's Place Capital plc, a United Kingdom corporation, Mr. Derald H. Ruttenberg, Mr. Eric M. Ruttenberg, Mr. John C. Ruttenberg, Ms. Kather-ine T. Ruttenberg, Ms. Hattie Ruttenberg, Mr. Putnam L. Crafts, Jr. and Mr. James H. Kasschau in connection with their ownership of shares of common stock, par value $1.00 per share (the "Shares"), of SPS Technologies, Inc., a Pennsylvania corporation. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Schedule 13D.

        ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

             Item 3 is hereby amended and supplemented by adding the following:

                  The Shares purchased by the Ruttenbergs since January 25, 1995 (as described in Item 5(c) below), were paid for out of personal funds and/or with the proceeds of borrowings under the Line of Credit summarized in the Sched-ule 13D.

        ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

             Item 5(a) is hereby amended and supplemented by adding the following:

                  As of the close of business on March 21, 1995, the Reporting Persons beneficially owned an aggregate of 953,590 Shares (including a total of 2,410 Shares purchasable upon the exercise of certain options granted to Eric Ruttenberg (the "Option Shares"), which Option Shares have been treated as outstanding for purposes of computing percent of class), which represent approximately 16.9% of the 5,638,769 Shares (including the Option Shares) outstanding on such date. In accordance with Rule 13d-5(b)(1) of the General Rules and Regulations under the Exchange Act, Enterprises, Investors II, RUTCO, RIT, JRCML, SJPC, the Ruttenbergs, Mr. Crafts and Mr. Kasschau as a group may be deemed to beneficially own such Shares. As of the close of business on March 21, 1995, Enterprises, Investors II, RUTCO, RIT, JRCML, SJPC, Derald Ruttenberg, Eric Ruttenberg, John Ruttenberg, Katherine Ruttenberg, Hattie Ruttenberg, Mr. Crafts and Mr. Kasschau had direct beneficial ownership of 0, 629,339, 0, 132,311, 0, 0, 15,906, 18,316 (including the Option Shares), 15,906,
        15,906, 15,906, 100,000 and 10,000 Shares, respectively.

             Item 5(c) is hereby amended and supplemented by adding the following:

                  Within the past 60 days, the Reporting Persons have acquired shares on the New York Stock Exchange, in the amounts, on the dates and at the prices (excluding commis-sions) set forth below:

         Date     # of Shares  Avg. Price/Share   Purchaser

        1/23/95       27,270        $29.275       Investors II
        1/23/95        4,546        $29.275       Derald Ruttenberg
        1/23/95        4,546        $29.275       Eric Ruttenberg
        1/23/95        4,546        $29.275       John Ruttenberg
        1/23/95        4,546        $29.275       Katherine Ruttenberg
        1/23/95        4,546        $29.275       Hattie Ruttenberg
        2/10/95          840         29.973       Derald Ruttenberg
        2/10/95          840         29.973       Eric Ruttenberg
        2/10/95          840         29.973       John Ruttenberg
        2/10/95          840         29.973       Katherine Ruttenberg
        2/10/95          840         29.973       Hattie Ruttenberg
        2/13/95        2,060         30.000       Derald Ruttenberg
        2/13/95        2,060         30.000       Eric Ruttenberg
        2/13/95        2,060         30.000       John Ruttenberg
        2/13/95        2,060         30.000       Katherine Ruttenberg
        2/13/95        2,060         30.000       Hattie Ruttenberg
        2/14/95          780         30.000       Derald Ruttenberg
        2/14/95          780         30.000       Eric Ruttenberg
        2/14/95          780         30.000       John Ruttenberg
        2/14/95          780         30.000       Katherine Ruttenberg
        2/14/95          780         30.000       Hattie Ruttenberg
        2/15/95          380         29.750       Derald Ruttenberg
        2/15/95          380         29.750       Eric Ruttenberg
        2/15/95          380         29.750       John Ruttenberg
        2/15/95          380         29.750       Katherine Ruttenberg
        2/15/95          380         29.750       Hattie Ruttenberg
        3/8/95         2,000         29.995       Derald Ruttenberg
        3/8/95         2,000         29.995       Eric Ruttenberg
        3/8/95         2,000         29.995       John Ruttenberg
        3/8/95         2,000         29.995       Katherine Ruttenberg
        3/8/95         2,000         29.995       Hattie Ruttenberg
        3/13/95           60         29.500       Derald Ruttenberg
        3/13/95           60         29.500       Eric Ruttenberg
        3/13/95           60         29.500       John Ruttenberg
        3/13/95           60         29.500       Katherine Ruttenberg
        3/13/95           60         29.500       Hattie Ruttenberg
        3/14/95          380         29.500       Derald Ruttenberg
        3/14/95          380         29.500       Eric Ruttenberg
        3/14/95          380         29.500       John Ruttenberg
        3/14/95          380         29.500       Katherine Ruttenberg
        3/14/95          380         29.500       Hattie Ruttenberg
        3/15/95        1,620         29.432       Derald Ruttenberg
        3/15/95        1,620         29.432       Eric Ruttenberg
        3/15/95        1,620         29.432       John Ruttenberg
        3/15/95        1,620         29.432       Katherine Ruttenberg
        3/15/95        1,620         29.432       Hattie Ruttenberg
        3/16/95        1,380         29.375       Derald Ruttenberg
        3/16/95        1,380         29.375       Eric Ruttenberg
        3/16/95        1,380         29.375       John Ruttenberg
        3/16/95        1,380         29.375       Katherine Ruttenberg
        3/16/95        1,380         29.375       Hattie Ruttenberg
        3/20/95          860         29.375       Derald Ruttenberg
        3/20/95          860         29.375       Eric Ruttenberg
        3/20/95          860         29.375       John Ruttenberg
        3/20/95          860         29.375       Katherine Ruttenberg
        3/20/95          860         29.375       Hattie Ruttenberg
        3/21/95        1,000         29.600       Derald Ruttenberg
        3/21/95        1,000         29.600       Eric Ruttenberg
        3/21/95        1,000         29.600       John Ruttenberg
        3/21/95        1,000         29.600       Katherine Ruttenberg
        3/21/95        1,000         29.600       Hattie Ruttenberg

                  On January 27, 1995, Investors II sold 300 Shares to an employee of its affiliate, Tinicum Incorporated. On Febru-ary 1, 1995, Investors II sold an additional 300 Shares to another employee of Tinicum Incorporated. The 600 Shares were sold to such employees by Investors II for aggregate consider-ation of $15,111.00 ($25.185 per Share). None of the Report-ing Persons has any agreement, understanding or arrangement with such employees relating to the ownership, voting or disposition of Shares.


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated: March 24, 1995

        TINICUM ENTERPRISES, INC.
        By:  /s/ James H. Kasschau
             James H. Kasschau
             President


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        TINICUM INVESTORS
        By:  /s/ Eric M. Ruttenberg
             Eric M. Ruttenberg
             Managing Partner


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        RUTCO INCORPORATED
        By:  /s/ James H. Kasschau
             James H. Kasschau
             President


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        RIT CAPITAL PARTNERS plc
        By:  /s/ Clive Gibson
             Clive Gibson
             Director


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        J. ROTHSCHILD CAPITAL MANAGEMENT LIMITED
        By:  /s/ P.R. Griffiths
             P.R. Griffiths
             Director


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        ST. JAMES'S PLACE CAPITAL plc
        By:  /s/ Clive Gibson
             Clive Gibson
             Director


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        /s/ Derald H. Ruttenberg
        Derald H. Ruttenberg


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        /s/ Eric M. Ruttenberg
        Eric M. Ruttenberg


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        /s/ John C. Ruttenberg
        John C. Ruttenberg


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        /s/ Katherine T. Ruttenberg
        Katherine T. Ruttenberg


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        /s/  Hattie Ruttenberg
        Hattie Ruttenberg


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        /s/ Putnam L. Crafts, Jr.
        Putnam L. Crafts, Jr.


                                 SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  March 24, 1995

        /s/ James H. Kasschau
        James H. Kasschau